Exhibit 8.1

                                                               February 28, 1997

Omnicom Group Inc.
437 Madison Avenue
New York, NY  10022

Dear Sirs:

     As Tax Counsel of Omnicom Group Inc. (the "Company"), I am rendering this opinion in connection with the preparation of the Registration Statement dated February 28, 1997 relating to its 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures").

     For purposes of this letter, I have examined, among other items, the Registration Statement and originals or copies, certified or otherwise identified to my satisfaction, of such documents relating to the issuance of the Debentures as I have deemed relevant and necessary.

     I hereby confirm the opinion set forth in the Registration Statement under the heading "Certain Federal Income Tax Considerations". I hereby consent to the use of my name under the caption "Certain Federal Income Tax Considerations" in the Registration Statement. The issuance of such a consent does not concede that I am an "Expert" for purposes of the Securities Act of 1933, as amended.

     The discussion of tax considerations in the Registration Statement is based on the Internal Revenue Code of 1986, as amended to the date of the Registration Statement (the "Code"), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date hereof may affect the tax consequences described in the Registration Statement (possibly on a retroactive basis). The discussion does not deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Debentures, and it is not intended to be wholly applicable to all categories of investors. In addition, the discussion is limited to persons who hold the Debentures as capital assets within the meaning of section 1221 of the Code.

     All prospective purchasers of the Debentures should consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Debentures.

                                                        Very truly yours,

                                                        Kevin R. Conzelmann